EXHIBIT A
STATEMENT OF WORK
Attritable Drone Development

Statement of Work #: 1

Date: **May 1, 2026**

This Statement of Work ("SoW") between Hellbender Inc. ("Hellbender") and First Breach ("Customer") is entered into between the Parties supplemental to the Master Service Agreement executed by the parties dated **May 1, 2026**, (the "Agreement"). All terms used but not defined herein shall have the meanings set forth in the Agreement.

1. Project Overview.

This SoW defines the scope of an initial development from requirements gathering through proof of concept to product intent prototype for two types of attritable payload delivery first person view drone systems targeted for USA NDAA deployment, with an eye towards the Drone Dominance Program (DDP) requirements. Hellbender proposes to design, engineer, prototype, and demonstrate volume manufacturing capability for two new Class 1 attritable (one-way) drone platforms as follows.

The two drones developed will loosely target the USA Drone Dominance Program requirements for SWAP-C and performance. The objective of this program is twofold:

a. Maximize common parts between the two drone systems, enabling a wider family based on these common parts.

b. Enable higher volume production (> 500 / week) at lower per units costs (< $1000 ea @ > 15,000 units).

To accomplish this the designs are intended, as much as possible, to be built around a common series of Hellbender Intellectual Property components:

- Battery Pack
- Motors (and/or Props)
- Power Distribution electronics PCBA
- Motor Control electronics PCBA (aka Electronic Speed Control or ESC)
- Flight Control System electronics PCBA
- Flight Computer electronics PCBA
- Guidance Camera electronics PCBA

In so far as the performance parameters of these two designs can be made common, these components are to be designed to overlap and feed both systems.

2. Description of Products and/or Services.

Hellbender shall be responsible for providing the following Products and/or Services to Customer:

2.1 Phase 1: Concept Design and Preliminary Engineering

a. Hellbender will develop a proof of concept design for a Close Quarters Strike capable attritable drone based loosely on the DDP design parameters:

    1. Form: Compact, man portable, quad-rotor: with sub-7" props,

2. Range: > 2KM range,
3. Speed Class: approximately 120KPH max speed,
4. Payload Capability: approximately 500g payload
5. Features:
   a. FPV control with computer vision pilot assist based on indoor obstacle avoidance features
   b. Hardware suitable to develop advanced features such as "Identification Friend or Foe" or "Terminal Guidance" capabilities.
   c. Objective to maximize Electronic Warfare resilience with modular radio connectivity, and hardware capable of GNSS-denied map navigation.
6. Classification: Class 1 UAS (under 20 lbs), capable of meeting NDAA and Blue UAS certifications.
7. Sourcing: 100% Non-Chinese sourced components for key non-energetics elements including:
   a. battery pack,
   b. motors,
   c. power electronics,
   d. flight control system,
   e. flight computer,
   f. and vision guidance system.
8. Manufacturing: Designed from inception for high-volume robotic assembly.
9. Software: US or Open Sourced software, maximally leveraging the Raspberry Pi chip architecture

b. In parallel Hellbender will develop a proof of concept design for a Long Range Strike capable attritable drone based l2oosely on the DDP design parameters:
   1. Form: Compact, man portable, quad-rotor or fixed wing , sub-18" props and sub 350mm wheelbase or folded wingspan
   2. Range: > 20KM range,
   3. Speed Class: approximately 120KPH max speed,
   4. Payload Capabilities: approximately 1kg payload
   5. Features:
      a. FPV control with computer vision search assist based on map navigation via waypoint features.
      b. Hardware suitable to develop advanced features such as "Identification Friend or Foe" or "Terminal Guidance" capabilities.
      c. Objective to maximize Electronic Warfare resilience with modular radio connectivity, and hardware capable of GNSS-denied map navigation.
   6. Classification: Class 1 UAS (under 20 lbs), capable of meeting NDAA and Blue UAS certifications.
   7. Sourcing: 100% Non-Chinese sourced components for key non-energetics elements including:
      a. battery pack,
      b. motors,

c. power electronics,
   d. flight control system,
   e. flight computer,
   f. vision guidance system.
8. Manufacturing: Designed from inception for high-volume robotic assembly.
9. Software: US or Open Sourced software, maximally leveraging the Raspberry Pi chip architecture

2.2 Phase 2: Iterative Engineering, Design, Prototyping, and Validation

a. Upon First Breach's approval of the Phase 1 concept design(s), Hellbender will execute detailed product intent prototype design, prototyping, and flight validation for further refinement and hardening of each drone architecture:
   1. Detailed engineering design revision of the proof of concept designs,
      a. analysis, and simulation (structural, aerodynamic, thermal, electromagnetic) as needed.
   2. Prototype fabrication of each product intent prototype system (less engergetics/warhead):
      a. Including initial development of production process tooling and work instructions to validate the producibility of the design.
      b. Iterative engineering and testing loops with COTS materials, as needed to validate design decisions.
   3. Flight test campaign including FPV performance characteristics in a range of environments relevant to each drone type:
      a. CQS: Indoor rooms & doorways
      b. LRS: GNSS-denied map navigation over PA terrain
      c. BOTH: hover, transition, high-speed terminal approach, and sensor validation.
   4. Vision Guidance system integration and validation of core features:
      a. LRS: Terminal Guidance on a limited test target set
      b. LRS: Long Range Map Navigation
      c. CQS: Indoor Pilot Assist Obstacle Avoidance
   5. Payload integration interface design:
      a. Incorporating mechanical, electrical, and data interfaces for energetics package (to be provided by First Breach).
   6. Design freeze and release of production-intent technical data package.

3. Deliverables.

Hellbender shall deliver the following to Customer:

a. Phase 1 Concept design package for CQS system including system architecture, preliminary specifications, and CAD models.
b. Phase 1 Concept design package for LRS system including system architecture, preliminary specifications, and CAD models.
c. Quantity ten (10) Phase 1 PoC CQS drone systems, fully assembled and tested through limited PoC flight tests.

d. Quantity ten (10) Phase 1 PoC LRS drone systems, fully assembled and tested through limited PoC flight tests.

e. Phase 2 Prototype design package for CQS system including system architecture, refined specifications, CAD models, and bill of materials with identified non-Chinese suppliers for all components.

f. Phase 2 Prototype design package for LRS system including system architecture, refined specifications, CAD models, and bill of materials with identified non-Chinese suppliers for all components.

g. Quantity forty-five (45) Phase 2 PIP CQS drone systems, fully assembled and tested through PIP EOL& limited flight tests.

h. Quantity forty-five (45) Phase 2 PIP LRS drone systems, fully assembled and tested through PIP EOL & limited flight tests.

i. Phase 2 Manufacturing Process Analysis for CQS: including assembly cell layout, cycle time estimates, and tooling requirements.

j. Phase 2 Manufacturing Process Analysis for LRS: including assembly cell layout, cycle time estimates, and tooling requirements.

k. Phase 2 Preliminary cost model for Production CQS design at target volumes of 1,000, 5,000, and 15,000 units.

l. Phase 2 Preliminary cost model for Production LRS design at target volumes of 1,000, 5,000, and 15,000 units.

4. Acceptance Criteria.

Acceptance of Deliverables under this SoW shall be based on the following criteria:

a. Phase 1 PoC CQS: Demonstration of FPV delivery of a relevant dummy payload from a starting point, through a 2km path length, to a delivery point inside a shed-like or house-like indoor structure.

b. Phase 1 PoC LRS: Demonstration of FPV delivery of a relevant dummy payload from a starting point, through a 20km path length, to a delivery point on or near a car-like test target.

c. Phase 2 PIP CQS: Demonstration of FPV delivery of a relevant dummy payload from a starting point, through a 2km path length, to a delivery point inside a shed-like or house-like indoor structure,

    1. including pilot assistance inside or near the target structure.

d. Phase 1 PIP LRS: Demonstration of FPV delivery of a relevant dummy payload from a starting point, through a 20km path length, to a delivery point on or near a car-like test target,

    1. including non-GNSS waypoint navigation for a significant fraction of the path length,
    2. and self-guidance to the target over the last ~0.5km.

e. Customer shall have ten (10) Business Days following the PoC Demonstration to review and accept or reject the Deliverables. Rejection must identify specific non-conformance with the acceptance criteria defined above. If Customer fails to provide written acceptance or rejection within the Acceptance Period, the Deliverables shall be deemed accepted.

f. In the event of rejection, Hellbender shall have fifteen (15) Business Days to cure any identified non-conformance and resubmit the Deliverables for acceptance.

5. Procurement of Materials.

a. All materials shall be procured by Hellbender. Material cost will be passed on to Customer in accordance with the Agreement, including the five percent (5%) shipping and handling fee.

b. Estimated material cost for this SoW is approximately eight hundred ninety-eight thousand dollars ($898,000), inclusive of airframes, motors, prototype testing materials, flight test support equipment, camera modules, compute hardware, and 3D-printed components.

c. Material purchases exceeding Thirty Thousand Dollars ($30,000) in a single purchase order shall be approved by the Customer Manager in writing prior to purchase.

6. Schedule of Products and/or Services.

Due to the uncertain nature of this expedited scope, Hellbender can only provide a high-level estimate of the schedule for this SoW. Hellbender shall provide Services on the following estimated schedule:

a. Period of Performance: Approximately eleven (11) months from SoW effective date.

b. Key Milestones:

   1. PoC Demonstration to Customer — targeted within five (5) months of SoW commencement.

   2. PIP Demonstration to Customer — targeted within ten (10) months of SoW commencement.

c. Schedule Acknowledgment. The Parties acknowledge and agree that the schedule set forth in this Section 6 represents Hellbender's good-faith estimate based on information available at the time of execution and is not a guaranteed or committed delivery date. The Parties further acknowledge that hardware prototyping and proof-of-concept development is inherently iterative and exploratory in nature, and that the actual timeline may vary based on, among other things: (i) the complexity and outcome of risk reduction testing at each development stage, including the possibility that test results may necessitate design revisions, additional testing cycles, or changes in technical approach; (ii) the availability and timeliness of Customer's performance of its obligations under Section 13 (Customer Dependencies), including but not limited to the provision of cookie samples, baker access, design approvals, and quality standard definitions; (iii) supply chain lead times, component availability, and procurement delays for COTS and custom hardware components; and (iv) the discovery of unforeseen technical challenges inherent to the novel nature of the Smile Maker automation concept. Hellbender shall use commercially reasonable efforts to adhere to the estimated schedule and shall promptly notify Customer of any anticipated schedule deviations, including the basis for such deviation and an updated estimated timeline. Any schedule extensions resulting from Customer delays shall be governed by Section 13. Schedule extensions resulting from other causes described in this Section 6(d) shall not constitute a breach of this SoW, and the Parties shall work in good faith to agree on a revised schedule through the Change Order process described in Section 10. For the avoidance of doubt, the retainer-based fee model under Section 7 shall continue to apply for the duration of the extended Period of Performance, and additional retainer funding may be required if the Period of Performance extends beyond the initial three (3) month estimate.

A notional schedule gantt chart is provided below, and will be subject to time and materials developmental changes through the course of the project.

FPV Last Mile Delivery — Program Summary Schedule


Program Milestones
KO
Ph A First Units
(1x CQS + 1x LRS)
Ph A PoC Complete
(12x CQS + 12x LRS)
Ph B First Units
(1x CQS + 1x LRS)
Ph B PiP Complete
(50x CQS + 50x LRS)
Ph C FAI
(3x CQS + 3x LRS)
Ph C Batch Complete
(>50x CQS + >50x LRS)
Ph A Proof of Concept
A Design
(concept, PCBAs, airframes, motor/batt replica)
A Software
(FCS fw, camera runtime, LRS autonomy stub)
A COTS Mules
(20 units, wks 1-8)
A Manufacturing
(PCBA fab, airframes, motor/batt replicas)
A Integration & Test
(bench, flight, envs)
Ph B Product Intent Prototype
B Design
(DFM mods, motor/batt designed-to-spec, tooling)
B Software
(custom drivers, ODAR, autonomous stack, BMS fw)
B Manufacturing
(PCBA, motors, battery, airframes x100)
B Integration & Test
(perf, ODAR, autonomy, enviro qual)
Ph C Production
C Planning
(ATP, FAI plan, cost reduction analysis)
C Manufacturing
(FAI, batch build, EOL test x>100)
C Test & Closeout
(FAI accept, yield analysis)
Apr May 2026
Jun 2026
Jul 2026
Aug 2026
Sep 2026
Oct 2026
Nov 2026
Dec 2026
Jan 2027
Feb 2027
Mar 2027
Apr 2027
May 2027
Jun 2027
Jul 2027

7. Fees.

In consideration of providing the Products and/or Services, Hellbender shall be paid according to the retainer-based service model. The total estimated Time and Materials cost for this SoW is Three Million Dollars ($3,000,000), inclusive of approximately Eight Hundred Ninety-Eight Thousand Dollars ($898,000) in materials as described in Paragraph 5.b.above. The draw schedule is as follows:

Month	Est. Draw	Cumulative
0.00	$150,000	$150,000
1.00	$1,000,000	$1,150,000
2.00	$0	$1,150,000
3.00	$0	$1,150,000
4.00	$1,000,000	$2,150,000
5.00	$0	$2,150,000
6.00	$0	$2,150,000
7.00	$850,000	$3,000,000
8.00	$0	$3,000,000
9.00	$0	$3,000,000

10.00	$0	$3,000,000
11.00	$0	$3,000,000

The hourly rates for personnel assigned to this SoW shall be those set forth in the Hellbender standard hourly rate scheduled as detailed in Section 9. Depending on project and timeline needs, the monthly retainer amount may be adjusted at Customer's discretion. Any unused monthly retainer funds remaining each month shall roll over to the following month.

At the beginning of each month, Hellbender shall provide Customer with a report detailing the work completed for the month prior and the amount of money deducted from the retainer fund. At the termination of this SoW, or earlier termination according to the Agreement, any leftover unused funds will be refunded to the Customer.

8. Invoices.

Customer shall pay Hellbender's labor invoices and material invoices upon receipt in accordance with the Agreement. Hellbender has the sole right to suspend work indefinitely if engineering or material invoices are not paid in full within thirty (30) Business Days of Customer's receipt.

9. Additional Support.

If Customer needs additional support beyond the work detailed in this SoW, that support time shall be billed in a standard Time and Materials format according to the Hellbender standard hourly rate schedule as detailed in the below table. These invoices will be submitted to the Customer monthly due upon receipt. Hellbender reserves the right, in its sole discretion, to refrain from continuing further support work until the current outstanding invoices have been paid in full.

PLC	Description	2026 Wages
SE1	Software Engineer 1	$ 247.00
SE2	Software Engineer 2	$ 283.00
SE3	Software Engineer 3	$ 325.00
SE4	Software Engineer 4	$ 373.00
SE5	Software Engineer 5	$ 428.00
ME1	Mechanical Engineer 1	$ 240.00
ME2	Mechanical Engineer 2	$ 276.00
ME3	Mechanical Engineer 3	$ 318.00
ME4	Mechanical Engineer 4	$ 366.00
ME5	Mechanical Engineer 5	$ 421.00
SYE1	Systems Engineer 1	$ 228.00
SYE2	Systems Engineer 2	$ 270.00
SYE3	Systems Engineer 3	$ 321.00
SYE4	Systems Engineer 4	$ 380.00
SYE5	Systems Engineer 5	$ 451.00
EE1	Electrical Engineer 1	$ 216.00
EE2	Electrical Engineer 2	$ 253.00
EE3	Electrical Engineer 3	$ 296.00

EE4	Electrical Engineer 4	$ 347.00
EE5	Electrical Engineer 5	$ 406.00
TPM1	Technical Program Manager 1	$ 240.00
TPM2	Technical Program Manager 2	$ 276.00
TPM3	Technical Program Manager 3	$ 340.00
TPM4	Technical Program Manager 4	$ 365.00
TPM5	Technical Program Manager 5	$ 420.00
QE1	Quality Engineer 1	$ 156.00
QE2	Quality Engineer 2	$ 191.00
QE3	Quality Engineer 3	$ 233.00
QE4	Quality Engineer 4	$ 285.00
QE5	Quality Engineer 5	$ 349.00
ETECH1	Engineering Technician 1	$ 144.00
ETECH2	Engineering Technician 2	$ 175.00
ETECH3	Engineering Technician 3	$ 212.00
ETECH4	Engineering Technician 4	$ 257.00
ETECH5	Engineering Technician 5	$ 311.00
SMTTECH1	SMT Technician 1	$ 90.00
SMTTECH2	SMT Technician 2	$ 100.00
SMTTECH3	SMT Technician 3	$ 110.00
SMTTECH4	SMT Technician 4	$ 122.00
SMTTECH5	SMT Technician 5	$ 135.00
EMAT1	Electromechanical Assembly Technician 1	$ 90.00
EMAT2	Electromechanical Assembly Technician 2	$ 99.00
EMAT3	Electromechanical Assembly Technician 3	$ 108.00
EMAT4	Electromechanical Assembly Technician 4	$ 119.00
EMAT5	Electromechanical Assembly Technician 5	$ 130.00
QT1	Quality Technician 1	$ 86.00
QT2	Quality Technician 2	$ 102.00
QT3	Quality Technician 3	$ 122.00
QT4	Quality Technician 4	$ 145.00
QT5	Quality Technician 5	$ 173.00

10. Change Orders.

Any changes to the scope, schedule, or budget of this SoW shall be documented in a written Change Order signed by both Parties before the changed work commences. Each Change Order shall describe the proposed change, the impact on schedule and fees, and any modifications to Deliverables or acceptance criteria. No Change Order shall be effective until signed by both Parties.

11. Warranty.

For the purposes of this SoW, Hellbender shall offer no warranties for the Deliverables. All Deliverables under this SoW are prototype and proof-of-concept products provided “AS IS” in accordance with Section 8(e) of the

Agreement. Customer acknowledges that all products delivered under this SoW are experimental in nature and accepts all risks associated with their use.

Upon transition to a subsequent production Statement of Work or Manufacturing Agreement, Hellbender shall offer a twelve (12) month warranty to be detailed in the corresponding agreement.

13. Customer Dependencies.

Hellbender's ability to perform Services under this SoW is expressly conditioned upon Customer's timely performance of the following obligations:

a. Providing detailed description of the payload energetic for each drone type at or prior to kick-off of that design iteration (POC or PIP); and

b. Supplying and installing, at Customer's facility, regulated explosive material component of energetics package.

Delays in Customer's performance of the above obligations shall extend Hellbender's corresponding deadlines day-for-day for each day of Customer delay.

14. Term.

The term of this SoW shall expire upon completion of Services and delivery of Products by Hellbender (the "Term"). The estimated Period of Performance is approximately eleven (11) months from the SoW effective date, subject to extension as described in Section 13 for Customer delays and in Section 10 for approved Change Orders.

The Parties have executed this Statement of Work as of the date set forth above.

HELLBENDER INC. */s/ Brett Phillips* Name: Brett Phillips Title: Chief Business Development Officer	**First Breach** */s/ Jordan Low* Name: **Jordan Low** Title: **President**